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                                                                      Exhibit 99


Contact:     Tarpley B. Jones
             Executive Vice President and Chief Financial Officer
                or
             Howard D. Jewell
             Vice President Marketing and Communications
             (615) 665-9066

                       PHYCOR ANNOUNCES SALE OF CAREWISE

Nashville, Tennessee (May 29, 2001) -- PhyCor, Inc. (OTCBB:PHYC) today announced the sale of CareWise, Inc., its healthcare demand management subsidiary, to Louisville, Kentucky-based SHPS, Inc., a leading healthcare management, HR and benefits administration company.

According to Tom Dent, president and chief executive officer of PhyCor, "We have completed the sale of all assets other than those in our core businesses. We can now focus our management expertise and financial resources on our IPA operations, PhySys management services and related initiatives. With the sale of CareWise, our bank debt and related bank obligations have been completely repaid or otherwise satisfied."

PhyCor operates and manages Independent Practice Associations (IPAs) in California through its PrimeCare and North American Medical Management subsidiaries. It also manages IPAs in Chicago, Illinois; Kansas City, Missouri; San Antonio, Texas; and Nashville, Tennessee. PhyCor's PhySys Division provides management services to physician networks.

This press release may contain forward-looking statements based on management's expectations and as such they may involve risks and uncertainties that could cause actual results to differ materially from these expectations. PhyCor is in default on the payment of certain obligations, including the interest on its Convertible Subordinated Notes and is in discussion with a committee that represents the holders of these notes. The failure to reach a satisfactory agreement with these holders and other bondholders and creditors could have a material adverse effect on the Company.



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